Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
We hereby consent to the incorporation by reference of our report dated January 27, 2006 on our audits of the consolidated financial statements of Keller Group, Incorporated and Affiliates as of December 31, 2005 and 2004 and for the years then ended, which report is included in this Report on Form 8-K/A (Amendment No. 1) of National Dentex Corporation.

/s/ Stone Carlie & Company, L.L.C.
St. Louis, Missouri
December 21, 2006